1 CIM COMMERCIAL TRUST CORPORATION May 2018

IMPORTANT DISCLOSURES FORWARD-LOOKING STATEMENTS The information set forth herein contains "forward-looking statements." You can identify these statements by the fact that they do not relate strictly to historical or current facts or they discuss the business and affairs of CIM Commercial (“CMCT”, “CIM Commercial”, the “Company”) on a prospective basis. Further, statements that include words such as "may," "will," "project," "might," "expect," "believe," "anticipate," "intend," "could," "would," "estimate," "continue," "pursue," or "should" or the negative or other words or expressions of similar meaning, may identify forward-looking statements. CIM Commercial bases these forward-looking statements on particular assumptions that it has made in light of its experience, as well as its perception of expected future developments and other factors that it believes are appropriate under the circumstances. These forward-looking statements are necessarily estimates reflecting the judgment of CIM Commercial and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements are subject to risks, uncertainties and other factors, including those set forth in CIM Commercial's Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and the Registration Statement on Form S-11(Reg. No. 333-210880) relating to the Series A Preferred Stock. As you read and consider the information herein, you are cautioned to not place undue reliance on these forward-looking statements. These statements are not guarantees of performance or results and speak only as of the date hereof. These forward-looking statements involve risks, uncertainties and assumptions. In light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking statements contained herein will in fact transpire. New factors emerge from time to time, and it is not possible for CIM Commercial to predict all of them. Nor can CIM Commercial assess the impact of each such factor or the extent to which any factor, or combination of factors may cause results to differ materially from those contained in any forward-looking statement. CIM Commercial undertakes no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. 2

IMPORTANT DISCLOSURE

Filed Pursuant to Rule 433
Dated May 10, 2018
Registration Statement Nos. 333-203639; 333-210880

FREE WRITING PROSPECTUS

CIM Commercial Trust Corporation Investor Presentation Q1 2018

CIM Commercial Trust Corporation (the “Company”) has filed registration statements (including prospectuses and prospectus supplements) with the Securities and Exchange Commission (the “SEC”) for the offerings to which this communication relates. Before you invest, you should read the prospectuses and the prospectus supplements in those registration statements and other documents the Company has filed with the SEC for more complete information about the Company and the offerings. You may get these documents for free by visiting the Company’s website at http://shareholders.cimcommercial.com/. Alternatively, you may request to receive a prospectus by calling toll-free  at 1-866-341-2653.

You may also access the applicable prospectus for free on the SEC website at www.sec.gov as follows:

•                        Post Effective Amendment No. 3 to Form S-11 on Form S-3, dated January 9, 2018, relating to Registration Statement No. 333-203639

•                        Prospectus, dated April 13, 2018, relating to Registration Statement No. 333-210880

3

CMCT – thesis Resources & Expertise of Premier Institutional Owner Operator Class A and Creative Office Assets in Gateway Markets Strong Growth Prospects Attractive And Flexible Capital Structure Large scale platform with vertically-integrated team Proprietary “Qualified Community” methodology Disciplined, relative-value owner/operator with sightlines across all major U.S. urban markets Located in high barrier-to-entry sub-markets where CIM Group anticipates outsized rent growth San Francisco Bay Area, Los Angeles, Washington DC, and Austin Same store growth opportunity through increasing below-market leases to market rates Value-add / development Target capital structure1 of 45% common equity, 25% preferred equity and 30% debt enhances common equity returns with low relative risk With capital structure implemented, targeted ~15% total return on common equity 4 Maximizing Returns for Shareholders Focused on growing NAV and cash flows per share of common stock 2014-March 31, 2018 total return of ~41% (cumulative dividends + NAV growth), including $6.33 in dividends declared to common shareholders2,3,4 $210 million tender offer and $6.33 per share in dividends declared since 20142,3,4 Based on fair value. CMCT is the product of a merger (the “Merger”) between a fund operated by CIM Urban REIT, LLC (“CIM REIT”) and PMC Commercial Trust in 1Q’14. Excludes a special dividend paid to PMC Commercial Trust’s shareholders in connection with the Merger, but includes 2014 dividends received by CIM REIT shareholders prior to the Merger and dividends on as converted preferred stock received by Urban Partners II, LLC (“Urban II”), an affiliate of CIM REIT and CIM Group, in the Merger. NAV growth represents change in NAV from 2013 year-end (the last period before the Merger) through March 31, 2018. In September 2016, June 2017 and December 2017, CMCT repurchased $80 million, $576 million and $310 million, respectively, of common shares in privately negotiated transactions from Urban II. In connection with these share repurchases, CMCT paid special cash dividends that allowed the common stockholders that did not participate in the share repurchases to receive the economic benefit of such repurchases. Urban II waived its right to receive these special cash dividends. Represents dividends declared on our common stock through March 31, 2018. Past performance is not a guarantee of future results. See “CMCT – Net Asset Value and Pro-forma Cash NOI” on page 6 for calculation of NAV.

Total Return Since Merger1 5 CMCT 2 U.S. Office REITs 3 Total return includes changes in stock price or NAV, as applicable, and includes all dividends declared and paid with respect to the Company’s common stock. Please see “Net Asset Value” under “Important Disclosures” with respect to the methodology of the calculation of net asset value of CMCT. “U.S. Office REITs” reflects the weighted average historical stock price and NAV performance of the companies included in the SNL US REIT Office Index as of April 30, 2018 based, for all periods indicated, on the weights attributed to each such company by such index as of April 30, 2018. The SNL US REIT Office Index is an index of certain publicly traded office REITs in the United States. The characteristics of the portfolios of assets of such companies included in “U.S. Office REITs” may differ significantly from the characteristics of CMCT’s portfolio of assets. “U.S. Office REITs” may therefore not be an appropriate benchmark for the performance of CMCT. Past performance is not a guarantee of future results. The data used in this chart is derived from SNL and filings with the U.S. Securities and Exchange Commission. (20%) (10%) 0% 10% 20% 30% 40% Price NAV (40%) (30%) (20%) (10%) 0% 10% 20% 30% 40% Price NAV

CMCT – KEY PERFORMANCE INDICATORS[1,2]

CMCT

PRO-FORMA OCCUPANCY[3,4]


93.3%
92.9%
94.2%
93.9%
2015
2016
2017
Q1 2018

PRO-FORMA ANNUALIZED RENT PSF[3,5]


$37.69
$39.10
$41.00
$43.51
2015
2016
2017
Q1 2018

PRO-FORMA INVESTMENTS IN REAL ESTATE AT FAIR VALUE ($ in thousands)


$1,514,800
$1,575,100
$1,676,432
$1,818,833
$1,373,800
$1,432,200
$1,524,532
$1,666,443
Office
Hotel
2015
2016
2017
Q1 2018

PRO-FORMA CASH NOI[6] ($ in thousands)


$72,860
$80,421
$95,564
$25,100
$60,637
$67,102
$82,179
$21,162
2015 7
2016
2017 8
Q1 2018 9

1 Metrics exclude the lending segment and any assets sold prior to March 31, 2018.
2 9460 Wilshire Boulevard was acquired in January 2018 and is included in Q1 2018 metrics. 1130 Howard Street was acquired in December 2017 and is included in 2017 metrics. The annualized rent as of December 31, 2017 for 12,944 rentable square feet of the building was presented using the actual rental income under a signed lease with a different tenant who took possession in March 2018, as the space was occupied by the prior owner and annualized rent under the short-term lease was de minimis.
3 Metrics exclude Sheraton Grand Hotel.
4 Historical occupancies for office properties are shown as a percentage of rentable square feet and are based on leases commenced as of December 31st of each historical year or as of March 31, 2018.
5 Historical Annualized Rent PSF represents annualized gross rent divided by total occupied square feet as of December 31st of each historical year or March 31, 2018. This amount reflects total cash rent before abatements. Where applicable, annualized rent has been grossed up by adding annualized expense reimbursements to base rent. Annualized rent for applicable office properties includes rent attributable to retail.
6 Excludes the lending segment. See "Pro Forma Cash NOI" under "CMCT – Net Asset Value and Pro-forma Cash NOI" on page 6 and "Net Operating Income Reconciliations" on pages 29-31.
7 2 Kaiser Plaza was acquired in August 2015. The property is included in Pro-forma Cash NOI beginning on the acquisition date.
8 1130 Howard was acquired in December 2017. The property is included in Pro-forma Cash NOI beginning on the acquisition date.
9 9460 Wilshire Boulevard was acquired in January 2018. The property is included in Pro-forma Cash NOI beginning on the acquisition date.

6

CMCT – NET ASSET VALUE AND PRO-FORMA CASH NOI

CMCT

ESTIMATED NET ASSET VALUE[1]

($ in thousands, except for shares and per share amounts)		
		(Unaudited)
Investments in real estate - at fair value	$	1,676,432
Loans receivable - at fair value		83,858
Debt[2]		(608,695)
Cash and other assets net of other liabilities		135,644
Noncontrolling interests		(1,055)
Redeemable Series A Preferred stock		(29,331)
Redeemable Series L Preferred stock		(207,845)
Estimated NAV available to common shareholders	**$**	**1,049,008**
Shares of Common Stock outstanding		**43,784,939**
Estimated NAV per share of Common Stock	**$**	**23.96**

PRO-FORMA CASH NOI[3]

($ in thousands)
(Unaudited)

	Twelve Months Ended						Three Months Ended	
	December 31, 2015[4]		December 31, 2016		December 31, 2017[5]		March 31, 2018[6]	
Net income attributable to the Company	**$**	**24,392**	**$**	**34,547**	**$**	**379,737**	**$**	**618**
Total Cash NOI	$	131,868	$	128,470	$	127,467	$	26,826
Less Cash NOI from assets sold prior to March 31, 2018		56,148		43,527		26,610		—
Pro-forma Cash NOI	**$**	**75,720**	**$**	**84,943**	**$**	**100,857**	**$**	**26,826**
Pro-forma NOI Breakdown:								
Pro-forma Lending NOI	$	2,860	$	4,522	$	5,293	$	1,726
Pro-forma Hotel NOI		12,223		13,319		13,385		3,938
Pro-forma Office NOI		60,637		67,102		82,179		21,162
Pro-forma Cash NOI	**$**	**75,720**	**$**	**84,943**	**$**	**100,857**	**$**	**26,826**

1 As of December 31, 2017. See "Net Asset Value" under "Important Disclosures" on page 32.
2 Excludes secured borrowings on government guaranteed loans, which are included with cash and other assets net of other liabilities.
3 See "Net Operating Income Reconciliations" on pages 29-31.
4 2 Kaiser Plaza was acquired in August 2015. The property is included in Net income attributable to the Company and Pro-forma Cash NOI beginning on the acquisition date.
5 1130 Howard was acquired in December 2017. The property is included in Net income attributable to the Company and Pro-forma Cash NOI beginning on the acquisition date.
6 9460 Wilshire was acquired in January 2018. The property is included in Net income attributable to the Company and Pro-forma Cash NOI beginning on the acquisition date.

7

CIM GROUP 8

CIM OVERVIEW 9 See “Assets Owned and Operated” under “Important Disclosures” on page 32. CIM OVERVIEW STABILIZED EQUITY OPPORTUNISTIC EQUITY DEBT VALUE-ADD EQUITY NET-LEASE DEBT Community Focused Urban Real Assets Strategy INFRASTRUCTURE & REAL ESTATE National Credit Strategy REAL ESTATE CIM GROUP $27.7 Billion of Assets Owned and Operated1 Formed 1994 CIM COMMERCIAL TRUST Publicly Listed REIT NASDAQ: CMCT TASE: CMCT Predecessor formed in 2005

CIM SUMMARY 10 Established Established in 1994 as an integrated owner and operator of real assets Vertically- Integrated Multi-disciplinary expertise and in-house research, acquisition, credit analysis, development, finance, leasing and asset management capabilities Organization 835+ employees (15 principals including all of its founders, 470+ professionals)1 Office Locations Headquartered in Los Angeles, California and has offices in Oakland, California; Bethesda, Maryland; Dallas, Texas; New York, New York; Chicago, Illinois; and Phoenix, Arizona Partners & Co-Investors Diversified institutional relationships with approximately half committing to multiple CIM products Expansive retail base with more than 89,000 individual shareholders1 Assets Owned and Operated $27.7 billion2 CIM OVERVIEW Strategies Community focused urban real assets (infrastructure and real estate) in communities qualified by CIM and national credit (net-lease and debt) platforms As of March 31, 2018. See “Assets Owned and Operated” under “Important Disclosures” on page 32.

CIM COMPETITIVE ADVANTAGES 1. Team Led by 15 principals (including the three original founders) with average CIM tenure of 15 years Vertically-integrated in-house team, including 470+ professionals1, responsible for entire life cycle of each asset Expertise across research, acquisition, credit analysis, development, finance, leasing and asset management to effectively own and operate real assets 2. Community Enhancing communities and neighborhoods by owning and operating the resources they need to be successful Urban real assets strategy focused on specific submarkets (“Qualified Communities”) in Transitional Urban Districts and Thriving Urban Areas where sector agnostic infrastructure and real estate assets can transform and reinvigorate a community National credit strategy focused on necessity-based, net-leased retail and mission critical corporate facilities supporting communities through goods, services and employment 3. Discipline CIM underwrites prospective assets using multiple scenarios and criteria Current and long-term valuation metrics Underwritten on an unleveraged and leveraged basis Credit analysis produces a complete in-depth understanding of overall financial health Internal and propriety research capabilities provide strategic advantages CIM OVERVIEW 11 As of March 31, 2018.

12 CMCT

CIM COMMERCIAL TRUST

CMCT

CMCT OVERVIEW

CIM COMMERCIAL (NASDAQ: CMCT) (TASE: CMCT)	▪ Primarily focuses on Class A and creative office assets in vibrant and improving urban communities ▪ Share Price / Market Cap[1] $12.65 / $0.55 billion ▪ NAV per Share / NAV[2] $23.96 / $1.05 billion ▪ Institutional shareholder base
Premier Portfolio With Strong Growth Prospects	▪ 19 office properties in gateway markets with 3.4 million rentable square feet[3] – San Francisco Bay Area – Los Angeles – Washington, DC – Austin, TX ▪ Embedded growth through increasing below market leases to market and contractual base rent escalations ▪ Targeting same-store office NOI CAGR of 4% - 6% through 2022[4]
Return Focused / Attractive Capital Structure	▪ NAV growth + cumulative dividends of 41% since 2014[5] ▪ Target capital structure[6] of 45% common equity, 25% preferred equity and 30% debt enhances common equity returns with low relative risk ▪ With capital structure implemented, targeted ~15% total return on common equity

1 As of March 29, 2018.

2 As of December 31, 2017. NAV includes the lending segment. See "CMCT – Net Asset Value and Pro-forma Cash NOI" on page 6 for calculation of estimated NAV and "Net Asset Value" under "Important Disclosures" on page 32.

3 As of March 31, 2018. 3601 South Congress Avenue is counted as one property but consists of 10 buildings and one potential development site. Lindblade Media Center is counted as one property but consists of 3 buildings. Excludes Sheraton Grand Hotel in Sacramento. Includes ancillary properties: one parking garage and two development sites, one of which is being used as a parking lot. For the hotel, excludes one ancillary parking garage.

4 Additional 1%-2% CAGR potential from development of already owned sites.

5 CMCT is the product of a merger (the "Merger") between a fund operated by CIM Urban REIT, LLC ("CIM REIT") and PMC Commercial Trust in 1Q'14. Excludes a special dividend paid to PMC Commercial Trust's shareholders in connection with the Merger, but includes 2014 dividends received by CIM REIT shareholders prior to the Merger and dividends on as converted preferred stock received by Urban Partners II, LLC ("Urban II") in the Merger. NAV growth represents change in NAV from 2013 year-end (the last period before the Merger) through March 31, 2018.

6 Based on fair value.

13

CLASS a AND CREATIVE OFFICE PORTFOLIO IN GATEWAY CITIES 14 Oakland & San Francisco Los Angeles Washington, DC Austin Total Office3 Hotel3 (Sacramento) # of Properties1 7 5 3 1 16 1 SF/Keys 1,842k 520k 878k 184k 3,424k 503 Occupancy 94.4% 97.5% 90.7% 93.4% 93.9% 82.6% Annualized Rent per Occupied SF/ADR3 $42.2 $44.7 $47.5 $34.4 $43.5 $169.5 AS OF MARCH 31, 20181,2 3601 South Congress Avenue is counted as one property but consists of 10 buildings and one potential development site. Lindblade Media Center is counted as one property but consists of 3 buildings. Excludes the lending segment. For the office portfolio, excludes ancillary properties: one parking garage and two development sites, one of which is being used as a parking lot. For the hotel, excludes one ancillary parking garage. For office properties, represents gross monthly base rent per square foot under leases commenced as of March 31, 2018, multiplied by twelve. This amount reflects total cash rent before abatements. Where applicable, annualized rent has been grossed up by adding annualized expense reimbursements to base rent. Annualized rent for certain office properties includes rent attributable to retail. Hotel average daily rate (“ADR”) represents the trailing 3-month ADR as of March 31, 2018.

CLASS A AND CREATIVE OFFICE PORTFOLIO IN GATEWAY MARKETS

CMCT

AS OF MARCH 31, 2018[1]

Location	Sub-Market	Rentable Square Feet	% of Total	% Occupied	% Leased	Annualized Rent (in thousands)[1]	Annualized Rent Per Occupied SF
NORTHERN CALIFORNIA							
Oakland, CA							
1 Kaiser Plaza	Lake Merritt	534,423	15.8%	93.5%	93.5%	$ 20,101	$ 40.23
2101 Webster Street	Lake Merritt	471,337	13.8%	99.3%	99.3%	18,710	39.98
1901 Harrison Street	Lake Merritt	280,610	8.2%	81.9%	81.9%	10,231	44.52
1333 Broadway	City Center	251,155	7.3%	95.3%	95.3%	9,661	40.36
2100 Franklin Street	Lake Merritt	216,828	6.3%	98.9%	98.9%	8,491	39.60
Total Oakland, CA		**1,754,353**	**51.4%**	**94.1%**	**94.1%**	**67,194**	**40.70**
San Francisco, CA							
260 Townsend Street	South of Market	66,682	1.9%	100.0%	100.0%	4,786	71.77
1130 Howard Street	South of Market	21,194	0.6%	100.0%	100.0%	1,439	67.90
Total San Francisco, CA		**87,876**	**2.5%**	**100.0%**	**100.0%**	**6,225**	**70.84**
TOTAL NORTHERN CALIFORNIA		**1,842,229**	**53.9%**	**94.4%**	**94.4%**	**$ 73,419**	**$ 42.22**
SOUTHERN CALIFORNIA							
Los Angeles, CA							
11620 Wilshire Boulevard	West Los Angeles	194,659	5.7%	97.9%	97.9%	$ 7,606	$ 39.91
4750 Wilshire Boulevard	Mid-Wilshire	143,361	4.2%	100.0%	100.0%	3,851	26.86
11600 Wilshire Boulevard	West Los Angeles	55,919	1.6%	87.6%	87.6%	2,536	51.77
9460 Wilshire Boulevard [2]	Beverly Hills	93,339	2.7%	98.0%	98.0%	7,224	78.97
Lindblade Media Center [3]	West Los Angeles	32,428	0.9%	100.0%	100.0%	1,429	44.07
Total Los Angeles, CA		**519,706**	**15.1%**	**97.5%**	**97.5%**	**22,646**	**44.69**
TOTAL SOUTHERN CALIFORNIA		**519,706**	**15.1%**	**97.5%**	**97.5%**	**$ 22,646**	**$ 44.69**
EAST							
Washington, DC							
999 N Capitol Street	Capitol Hill	315,983	9.2%	88.0%	88.0%	$ 12,847	$ 46.20
899 N Capitol Street	Capitol Hill	314,667	9.2%	86.1%	86.1%	14,254	52.61
830 1st Street	Capitol Hill	247,337	7.2%	100.0%	100.0%	10,783	43.60
Total Washington, DC		**877,987**	**25.6%**	**90.7%**	**90.7%**	**37,884**	**47.57**
TOTAL EAST		**877,987**	**25.6%**	**90.7%**	**90.7%**	**$ 37,884**	**$ 47.57**
SOUTHWEST							
Austin, TX							
3601 S Congress Avenue [3]	South	183,585	5.4%	93.4%	96.6%	$ 5,900	$ 34.41
TOTAL SOUTHWEST		**183,585**	**5.4%**	**93.4%**	**96.6%**	**$ 5,900**	**$ 34.41**
TOTAL PORTFOLIO		**3,423,507**	**100.0%**	**93.9%**	**94.0%**	**$ 139,849**	**$ 43.51**



999





1 Represents gross monthly base rent, as of March 31, 2018, multiplied by twelve. The amount reflects total cash rent before abatements. Where applicable, annualized rent has been grossed up by adding annualized expense reimbursement to base rent. Annualized rent for certain office properties includes rent attributable to retail.

2 9460 Wilshire Boulevard was acquired in January 2018.

3 3601 South Congress Avenue is counted as one property but consists of 10 buildings and one potential development site. Lindblade Media Center is counted as one property but consists of 3 buildings.

15

SAME-STORE GROWTH PROSPECTS

CMCT

Class A & Creative Office

- Office assets in vibrant and improving urban communities
- Targeting same-store NOI CAGR of 4% - 6% through 2022[1,2]

FIVE YEAR GROWTH TARGET



Same-Store Target NOI CAGR 4%-6%
NOI
2017
Mark-to-market and rent increase
Existing NOI
2022

ILLUSTRATIVE NAV + COMMON SHARE DIVIDENDS

(SAME-STORE NOI CAGR OF 4%-6%)[3]



~$41.00
NAV Growth + Dividends
Estimated NAV / Common Share $23.96
~5.8% cap rate on trailing NOI 4
2017
2022

1 *Additional 1%-2% CAGR potential from development of already owned sites.*
2 *Based on cash and segment NOI.*
3 *See "CMCT – Net Asset Value and Pro-forma Cash NOI" on page 7 for calculation of estimated NAV and "Net Asset Value" under "Important Disclosures" on page 32. The illustrative NAV per share at 2022 is based on a number of assumptions, including an increase in NOI at 5% per year, an annualized dividend rate of $0.50 per common share and the capital structure of CMCT remaining unchanged from the date hereof. Any changes in these assumptions will affect the ability of CMCT to achieve the illustrative NAV per share. There can be no guarantee that CMCT will be able to achieve NOI growth of 5% per year. In addition, as discussed on page 17, CMCT is targeting a capital structure that is different from CMCT's current capital structure. Further, there can be no assurance that CMCT will maintain an annualized dividend rate per common share of $0.50 per year.*
4 *Trailing NOI excludes results for 1130 Howard Street, acquired in December 2017, and 9460 Wilshire Boulevard, acquired in January 2018. See "CMCT – Net Asset Value and Pro-forma Cash NOI" on page 7 for calculation of estimated NAV and "Net Asset Value" under "Important Disclosures" on page 32.*

16

RETURN FOCUSED / ATTRACTIVE CAPITAL STRUCTURE

CMCT

Attractive And Flexible Capital Structure[1]

- Target capital structure of 45% common equity, 25% preferred equity and 30% debt enhances common equity returns with low relative risk
- With capital structure implemented, targeted ~15% total return on common equity
- Each part of the capital stack provides superior risk adjusted returns

Target Unlevered IRR of 10-12% on Assets[1]



Cost of debt
Cost of preferred
Target Return on Common Equity
~15%
~7%
~4%

CURRENT CAPITAL STRUCTURE[2,3]



Preferred Equity ~ 13%
Common Equity ~ 55%
Debt ~ 32%

TARGET CAPITAL STRUCTURE[2]



Common Equity ~45%
Preferred Equity ~25%
Debt ~30%

1 Includes core & core-plus acquisitions and development potential on sites already owned.
2 Based on fair value.
3 As of March 31, 2018.

17

Return Focused / Attractive Capital Structure 18 Providing Liquidity to Shareholders1 In September 2016, June 2017 and December 2017, CMCT repurchased $80 million, $576 million and $310 million, respectively, of common shares in privately negotiated transactions from Urban II. In connection with these share repurchases, CMCT paid the special cash dividends described in the table above that allowed the common stockholders that did not participate in the share repurchases to receive the economic benefit of such repurchases. Urban II waived its right to receive these special cash dividends. Excludes debt activities at the lending division. Dividend was paid in January 2018. CMCT is the product of a merger (the “Merger”) between a fund operated by CIM Urban REIT, LLC (“CIM REIT”) and PMC Commercial Trust in 1Q’14. Excludes a special dividend paid to PMC Commercial Trust’s shareholders in connection with the Merger, but includes 2014 dividends received by CIM REIT shareholders prior to the Merger and dividends on as converted preferred stock received by Urban Partners II, LLC (“Urban II”) in the Merger. NAV growth represents change in NAV from 2013 year-end (the last period before the Merger) through March 31, 2018. NAV presented for 1Q’18 of $23.96 represents CMCT’s NAV as of December 31, 2017. Active and opportunistic portfolio management to maximize returns to shareholders Date Liquidity 6/2016 $210 million tender offer @ $21.00/share 4/2017 $0.28 per share special cash dividend 6/2017 $1.98 per share special cash dividend 12/2017 $0.73 per share special cash dividend3 $210 million tender offer and $6.33 per share in dividends declared since 20144 NAV / Share + Cumulative Dividends1 Active Portfolio Management Gross asset sales of ~$1,197 million (~$1,114 million of net proceeds) (2015-2017) Net proceeds from debt activity of ~$70 million (2016 & 2017)2 $163 million of office acquisitions (2015-2018) 5 $21.53 $22.72 $22.98 $23.14 $23.96 $23.96 $0.88 $1.75 $2.63 $6.21 $6.33 $15.00 $20.00 $25.00 $30.00 NAV @ 2014 Merger 2014YE 2015YE 2016YE 2017YE March 31, 2018 NAV / Share Cumulative Dividends

APPENDIX 19

20 1 As of March 31, 2018. Note that multiple communities may be qualified within a larger city. COMMUNITY FOCUSED STRATEGY – CIM QUALIFIED COMMUNITIES1 QUALIFICATION CRITERIA Transitional Urban Districts Improving demographics Broad public support for CIM’s approach Evidence of private funding from other institutional owners and operators Underserved niches in the community’s real estate infrastructure Potential to deploy a minimum of $100 million of opportunistic equity within five years Thriving Urban Areas Positive demographic trends Public support for acquisitions Opportunities below intrinsic value Potential to deploy a minimum of $100 million of opportunistic equity within five years CIM believes that its community qualification process provides a significant competitive advantage when making urban real asset acquisitions, while also positively impacting the associated communities and neighborhoods. Since 1994, CIM has qualified 114 communities in high barrier-to-entry markets and has owned and operated assets in 68 of those communities. The qualification process generally takes between six months and five years and is a critical component of CIM’s urban asset evaluation. CIM examines the characteristics of a market to determine whether it justifies the extensive efforts CIM undertakes in reviewing and making potential acquisitions. The communities are located in both primary and secondary urban centers, which can encompass (1) transitional urban districts and growth markets adjacent to central business districts and/or (2) well-established, thriving urban areas including major CBDs. CIM OVERVIEW

Resources & Expertise of institutional owner operator – Co-Founders Richard Ressler CIM Group Principal, CMCT Chairman of the Board Founder and President of Orchard Capital Corp., a firm through which Mr. Ressler oversees companies in which Orchard Capital or its affiliates invest Co-Founder and a Principal of CIM Group Chairman of the board of j2 Global, Inc. (NASDAQ: JCOM) and director of Presbia PLC (NASDAQ: LENS) Served as Chairman and CEO of JCOM from 1997 to 2000 Chairman of executive committee and co-founder of predecessor of Orchard First Source Asset Management, a full-service provider of capital and leveraged finance solutions to U.S. corporations Co-founded and served as Vice Chairman of Brooke Group Limited, the predecessor of Vector Group, Limited (NYSE: VGR) Previously worked at Drexel Burnham Lambert, Inc. and began his career as an attorney with Cravath, Swaine and Moore, LLP B.A. from Brown University, and J.D. and M.B.A. degrees from Columbia University Avi Shemesh CIM Group Principal and CMCT Board Member Shaul Kuba CIM Group Principal and CMCT Board Member Co-Founder and a Principal of CIM Group Responsible for the day-to-day operations of CIM Group, including leading the Development Group and sourcing new acquisitions Serves on CIM's Investment and Asset Management Committees Real asset owner and operator for over 25 years Previously was involved in a number of successful entrepreneurial real estate activities, including co-founding Dekel Development, which developed a variety of commercial and multifamily properties in Los Angeles Co-Founder and a Principal of CIM Group Responsible for the day-to-day operations of CIM Group, including strategic initiatives, asset management, leasing and partner & co-investor relations and product management Head of CIM’s Investments Group and serves on the firm’s Investment and Asset Management Committees Real asset owner and operator for over 25 years Previously was involved in a number of successful entrepreneurial real estate activities, including co-founding Dekel Development, which developed a variety of commercial and multifamily properties in Los Angeles 21 CIM Group Co-Founders

Resources & Expertise of institutional owner operator – Management David Thompson CMCT Chief Financial Officer, CIM Group Principal Prior to joining CIM Group in 2009, spent 15 years with Hilton Hotels Corporation, most recently as Senior Vice President and Controller responsible for worldwide financial reporting, financial planning and analysis, risk management, internal control and technical accounting compliance Tenure at Hilton included both SEC compliance as a public company and reporting as a private equity portfolio company Began career as a C.P.A. at Arthur Andersen & Co. Terry Wachsner CIM Group Principal, Property Management Prior to joining CIM Group in 2005, was Director of Asset Services for Continental Development Corporation Prior to Continental, was Executive Managing Director for Kennedy-Wilson Properties, Ltd. where he was responsible for the operations and leasing of a 75 million square foot national portfolio of office, retail, industrial, and apartment properties From 1980 to 1998, headed up Heitman Properties, Ltd. as President of Property Management Charles Garner CMCT Chief Executive Officer, CIM Group Principal CEO of CMCT and serves on CIM Group’s Investment and Asset Management Committees Prior to joining CIM Group, worked closely with the firm in various capacities since 1996, including originating and managing Federal Realty Investment Trust’s partnership with CIM Group Has been involved in billions of dollars of real estate transactions including the acquisition, joint venture investment, disposition and equity and debt financing of more than 100 properties Began career as a C.P.A. at PricewaterhouseCoopers and has held various transactional positions with Federal Realty, Walker & Dunlop and The Stout & Teague Companies B.S. degree in Management from Tulane University’s A.B. Freeman School of Business Jan Salit CMCT President and Secretary Joined CMCT after merger of PMC Commercial Trust Previously was Chairman of the Board, CEO and Secretary of PMC Commercial Trust Prior to CEO role, held Chief Operating Officer and Chief Investment Officer roles with PMC Commercial Trust (joined predecessor firm in 1993) Prior to joining PMC Commercial Trust, held positions with Glenfed Financial Corporation (and its predecessor company ARMCO Financial Corporation) including Chief Financial Officer 22 Management

KEY CMCT SUBMARKET: LAKE MERRITT & OAKLAND CBD

CMCT

CMCT In-Place Rents[1,2]	Class A Asking Rents[3]
$40.70	$53.88

FAVORABLE OFFICE DYNAMICS

- **Relative Value vs. San Francisco CBD (Class A asking rents):** [3]
  - **San Francisco - $75.38**
  - **Lake Merritt - $53.88**
- **Limited New Office Supply in Lake Merritt / Oakland CBD:** Last major office project completed in 2008[4]
- **Proposition M:** San Francisco office development limited to 875,000 square feet per year

AN IMPROVING COMMUNITY

- **Transportation:** All six BART lines and every major Bay Area highway run through Oakland
- **Amenities Base:** Oakland emerging as a "cool" place to live and work
- **Residential Development:**
  - **~13,000 new units in 2018-2020 (v. ~164,000 existing)**[4]
  - **Residential Monthly Asking Rents**[4]
    - **San Francisco - $2,940**
    - **Oakland - $2,091**



2353 Webster Garage
2100 Franklin/2101 Webster
Uptown Station
1901 Harrison
1333 Broadway
1 Kaiser
2 Kaiser
1100 Clay
Marriott City Center
Courtyard Oakland
Jack London Square
211 Main St
82 Natoma
246 1st St
Central Tower
55 Hawthorne
274 Brannan
260 Townsend
1130 Howard
Block 1
340 Townsend
330 Townsend
MAP KEY
CMCT Assets
CIM Assets
CIM Realized Assets
Metro Stops

CMCT ASSETS	ASSET TYPE	RENTABLE SQUARE FEET[1]	LEASED %[1]	ANNUALIZED RENT PER OCCUPIED SQUARE FOOT[1,2]
1 Kaiser Plaza	Office	534,423	93.5%	$40.23
2101 Webster Street	Office	471,337	99.3%	$39.98
1901 Harrison Street	Office	280,610	81.9%	$44.52
1333 Broadway	Office	251,155	95.3%	$40.36
2100 Franklin Street	Office	216,828	98.9%	$39.60
2 Kaiser Plaza[5]	Land	-	-	-
2353 Webster Street	Garage	-	-	-
Total		1,754,353	94.1%	$40.70

1 As of March 31, 2018.
2 For office properties, represents gross monthly base rent per square foot under leases commenced as of March 31, 2018, multiplied by twelve. This amount reflects total cash rent before abatements. Where applicable, annualized rent has been grossed up by adding annualized expense reimbursements to base rent. Annualized rent for certain office properties includes rent attributable to retail.
3 Source: Cushman & Wakefield Q1 2018 reports (per square foot per year).
4 Source: Costar.
5 2 Kaiser Plaza Parking Lot is a 44,642 square foot parcel of land currently being used as a surface parking lot. CIM Commercial is entitled to develop a building, which we are in the process of designing, having approximately 425,000 to 800,000 rentable square feet.

Note: The examples shown herein have been selected to generally illustrate the philosophy of CIM and may not be representative of future acquisitions. Past performance is not a guarantee of future results.

23

Cmct – Recent acquisitions BEVERLY HILLS 24 SOMA (SAN FRANCISCO) Location Attributes SoMa District of San Francisco, CA Located in vibrant neighborhood that CIM believes is the preferred location for many technology firms 100% leased with weighted average term of ~6 years1 Former concrete warehouse extensively renovated in 2016 / 2017 Location Attributes Beverly Hills, CA High profile location in Beverly Hills at the corner of Wilshire Blvd and Beverly Drive Adjacent to the Four Seasons Beverly Wilshire Hotel and Rodeo Drive Strong growth opportunity as below market rents roll to market Acquisition Date January 2018 Acquisition Date December 2017 As of March 31, 2018. Address Address 9460 Wilshire Boulevard 1130 Howard Street

DEBT AND PREFERRED STOCK SUMMARY[1]

CMCT

Mortgages	Interest structure (fixed / variable etc.)	Interest Rate	Maturity / Expiration Date	Loan balance 03/31/2018 ($ in thousands)	Amortization
1 Kaiser Plaza	Fixed	4.14%	07/01/2026	$ 97,100	I/O
2101 Webster Street	Fixed	4.14%	07/01/2026	83,000	I/O
2100 Franklin Street	Fixed	4.14%	07/01/2026	80,000	I/O
1901 Harrison Street	Fixed	4.14%	07/01/2026	42,500	I/O
1333 Broadway	Fixed	4.14%	07/01/2026	39,500	I/O
260 Townsend Street	Fixed	4.14%	07/01/2026	28,200	I/O
830 1st Street	Fixed	4.50%	01/05/2027	46,000	I/O
Total		**4.18%**		**$ 416,300**	

Corporate Debt	Interest structure (fixed / variable etc.)	Interest Rate	Maturity / Expiration Date	Utilization ($ in thousands)	Maximum limit ($ in thousands)
Unsecured Credit Facility [2]	Variable	LIBOR + 1.35%	09/30/2018	$ 10,000	Revolver: $200,000
Unsecured Term Loan Facility	Variable (Hedged)	3.16% [3]	05/08/2022	170,000	N/A
Junior Subordinated Notes	Variable	LIBOR + 3.25%	03/30/2035	27,070	N/A
Total				**$ 207,070**	

Preferred Stock	Interest structure (fixed / variable etc.)	Coupon	Maturity / Expiration Date	Outstanding ($ in thousands)	TTM Fixed Charge Coverage Ratio
Series A	Fixed	5.50%	N/A	$ 41,871 [4]	N/A
Series L	Fixed	5.50%	N/A	229,251 [5]	2.74x
Total				**$ 271,122**	

1 *Excludes: (a) $20,954,000 of secured borrowings – government guaranteed loans, which represent sold loans that are treated as secured borrowing because the loan sales did not meet the derecognition criteria provided for in ASC 860-30, Secured Borrowing and Collateral, and (b) premiums, discounts and debt issuance costs.*
2 *At March 31, 2018, the interest rates applicable to the components of CIM Commercial's Unsecured Credit Facility were based on LIBOR plus an applicable spread determined by CIM Commercial's maximum leverage ratio. In June 2016, all outstanding borrowings under the Unsecured Credit Facility were repaid. At March 31, 2018, $10,000,000 was outstanding under the Unsecured Credit Facility and the unused capacity on the Unsecured Credit Facility, based on covenant restrictions at March 31, 2018, was approximately $190,000,000.*
3 *Our one-month LIBOR indexed variable rate borrowings are effectively converted to a fixed rate of 3.16% until May 8, 2020 through interest rate swaps.*
4 *Outstanding Series A Preferred Stock represents total units issued as of March 31, 2018 of 1,677,786, less redemptions of 2,945 shares, times the stated value of $25.00 per share. Gross proceeds are not net of commissions, fees, allocated costs or discount.*
5 *Outstanding Series L Preferred Stock represents total units issued as of March 31, 2018 of 8,080,740 times the stated value of $28.37 per share. Gross proceeds are not net of commissions, fees, allocated costs or discount.*

25

CMCT OFFICE PORTFOLIO – TOP 10 TENANTS

CMCT

AS OF MARCH 31, 2018

Tenant	Property	Credit Rating (S&P / Moody's / Fitch)	Lease Expiration		Annualized Rent (in thousands) [1]	% of Total Annualized Rent	Rentable Square Feet	% of Rentable Square Feet
U.S. Federal Government Agencies [2]	Various	AA+ / Aaa / AAA	2019-2026	$	24,386	17.4%	558,965	16.3%
Kaiser Foundation Health Plan, Inc.	1 Kaiser Plaza / 2101 Webster	AA- / - / -	2018-2027		18,963	13.6%	468,947	13.7%
The District of Columbia	899 N Capitol Street	AA / Aa1 / AA	2021		11,333	8.1%	205,860	6.0%
Pandora Media, Inc.	2100 Franklin Street/2101 Webster/3601 Congress Avenue	- / - / -	2018-2020		7,191	5.1%	187,004	5.5%
Wells Fargo Bank, N.A.	1901 Harrison Street	A+ / Aa1 / -	2023		4,241	3.0%	87,000	2.5%
Farmers Group, Inc.	4750 Wilshire Boulevard	A / A2 / -	2019		3,851	2.8%	143,361	4.2%
Delta Dental	1333 Broadway	- / - / -	2028		3,689	2.6%	81,977	2.4%
Neighborhood Reinvestment Corporation	999 N Capitol Street	- / - / -	2023		3,304	2.4%	67,611	2.0%
MUFG Union Bank, N.A.	9460 Wilshire Boulevard	A / Aa2 / A	2020		2,664	1.9%	26,644	0.8%
Save the Children Federation, Inc.	899 N Capitol Street	- / - / -	2029		2,641	1.9%	58,768	1.7%
Total for Top Ten Tenants					**82,263**	**58.8%**	**1,886,137**	**55.1%**
All Other Tenants					57,586	41.2%	1,327,990	38.8%
Vacant					-	0.0%	209,380	6.1%
Total for Portfolio				**$**	**139,849**	**100.0%**	**3,423,507**	**100.0%**

1 *Represents gross monthly based rents, as of March 31, 2018, multiplied by twelve. This amount reflects total cash rents before abatements. Where applicable, annualized rents have been grossed up by adding annualized expense reimbursement to base rent. Annualized rent for certain office properties includes rent attributable to retail.*

2 *Represents 7 different leases at various properties.*

26

Positive leasing trends / Manageable lease expirations1 27 For all periods presented, leasing activity for the assets sold prior to March 31, 2018 is excluded. Based on the number of tenants having leases with terms longer than twelve months. Recurring metrics excludes space that was vacant for more than one year, related party leases, space where the previous tenant was a related party, month-to-month leases and leases with the original term of less than twelve months. Cash rents represent gross monthly base rent, multiplied by twelve. This amount reflects total cash rent before abatements. Where applicable, annualized rent has been grossed up by adding annualized expense reimbursements to base rent. Represents gross monthly base rent, as of March 31, 2018, multiplied by twelve. This amount reflects total cash rent before abatements. Where applicable, annualized rent has been grossed up by adding annualized expense reimbursements to base rent. Includes 28,111 square feet of month-to-month leases. Lease Expirations as a % of Annualized Office Rent5 6 31-Mar-18 31-Dec-17 30-Sep-17 30-Jun-17 31-Mar-17 All 2 Number of Transactions 15 10 15 11 18 Rentable Square Feet 61,460 54,444 142,319 48,573 76,604 All - Recurring 3 New Cash Rents per Square Foot 4 65.29 $ 37.66 $ 48.35 $ 50.53 $ 49.32 $ Expiring Cash Rents per Square Foot 4 50.15 $ 29.42 $ 38.86 $ 44.80 $ 39.78 $ Rentable Square Feet 47,581 38,588 134,093 22,910 67,367 Cash Rent Spread 30% 28% 24% 13% 24% Three Months Ended 3.7% 11.0% 14.6% 20.0% 6.2% 9.7% 1.7% 13.0% 12.0% 2.7% 5.4% 0.0% 2.0% 4.0% 6.0% 8.0% 10.0% 12.0% 14.0% 16.0% 18.0% 20.0% 22.0% 2018 2019 2020 2021 2022 2023 2024 2025 2026 2027 Thereafter

28 RECONCILIATIONS/IMPORTANT DISCLOSURES

NET OPERATING INCOME RECONCILIATIONS (1/3)

CMCT

CIM Commercial internally evaluates the operating performance and financial results of its segments based on segment net operating income, which is defined as rental and other property income and expense reimbursements less property related expenses and excludes non-property income and expenses, interest expense, depreciation and amortization, corporate related general and administrative expenses, gain (loss) on sale of real estate, impairment of real estate, transaction costs and provision for income taxes. For the lending segment, we define net operating income as interest income, net of interest expense and general overhead expenses. We also evaluate the operating performance and financial results of our operating segments using cash basis net operating income ("Cash NOI"). We define Cash NOI as segment NOI adjusted to exclude the effect of the straight lining of rents, acquired above/below market lease amortization and other adjustments required by GAAP.

Segment NOI and Cash NOI are not measures of operating results or cash flows from operating activities as measured by GAAP and should not be considered alternatives to income from continuing operations, or to cash flows as a measure of liquidity, or as an indication of our performance or of our ability to pay dividends. Companies may not calculate segment NOI or Cash NOI in the same manner. We consider segment NOI and Cash NOI to be useful performance measures to investors and management because, when compared across periods, they reflect the revenues and expenses directly associated with owning and operating our properties and the impact to operations from trends in occupancy rates, rental rates and operating costs, providing a perspective not immediately apparent from income from continuing operations. Additionally, we believe that Cash NOI is helpful to investors because it eliminates straight line rent and other non-cash adjustments to revenue and expenses. Below is a reconciliation of Cash NOI to segment net operating income and net income for the twelve months ended December 31, 2015, 2016 and 2017, and the three months ended March 31, 2018.

($ in thousands)
(Unaudited)

	Twelve Months Ended			Three Months Ended
	December 31, 2015 [1]	December 31, 2016	December 31, 2017 [2]	March 31, 2018 [3]
Net income attributable to the Company	**$ 24,392**	**$ 34,547**	**$ 379,737**	**$ 618**
Total GAAP NOI	$ 136,294	$ 133,406	$ 128,452	$ 28,225
Less GAAP NOI from assets sold prior to March 31, 2018	56,406	43,589	28,104	
Pro-forma GAAP NOI	**$ 79,888**	**$ 89,817**	**$ 100,348**	**$ 28,225**
Pro-forma NOI Breakdown:				
Pro-forma Lending NOI	$ 2,794	$ 4,556	$ 5,333	$ 1,737
Pro-forma Hotel NOI	12,227	13,322	13,388	3,940
Pro-forma Office NOI	64,867	71,939	81,627	22,548
Pro-forma GAAP NOI	**$ 79,888**	**$ 89,817**	**$ 100,348**	**$ 28,225**

1 *2 Kaiser Plaza was acquired in August 2015. The property is included in Net income attributable to the Company and Pro-forma GAAP NOI beginning on the acquisition date.*
2 *1130 Howard was acquired in December 2017. The property is included in Net income attributable to the Company and Pro-forma GAAP NOI beginning on the acquisition date.*
3 *9460 Wilshire was acquired in January 2018. The property is included in Net income attributable to the Company and Pro-forma GAAP NOI beginning on the acquisition date.*

29

Net operating income Reconciliations (2/3) 30 Office Multifamily Hotel Lending Total Cash NOI 102,918 $ 5,810 $ 13,446 $ 5,293 $ 127,467 $ Deferred rent and amortization of intangible assets, liabilities and lease inducements 2,255 (86) 3 - 2,172 Straight line rent, below-market ground lease and amortization of intangible assets (833) (276) - 40 (1,069) Lease termination income (118) - - - (118) Segment Net Operating Income 104,222 $ 5,448 $ 13,449 $ 5,333 $ 128,452 $ Asset management and other fees to related parties (26,787) Interest expense (35,924) General and administrative (3,018) Transaction costs (11,862) Depreciation and amortization (58,364) Impairment of real estate (13,100) Gain on sale of real estate 401,737 Income from continuing operations before provision for income taxes 381,134 Provision for income taxes (1,376) Net income 379,758 Net income attributable to noncontrolling interests (21) Net income attributable to the Company 379,737 $ Twelve Months Ended December 31, 2017 (in thousands, unaudited) Office Multifamily Hotel Lending Total Cash NOI 21,162 $ - $ 3,938 $ 1,726 $ 26,826 $ Deferred rent and amortization of intangible assets, liabilities and lease inducements 1,386 - 2 - 1,388 Straight line rent, below-market ground lease and amortization of intangible assets - - - 11 11 Segment Net Operating Income 22,548 $ - $ 3,940 $ 1,737 $ 28,225 $ Asset management and other fees to related parties (5,610) Interest expense (6,449) General and administrative (2,008) Depreciation and amortization (13,148) Income from continuing operations before provision for income taxes 1,010 Provision for income taxes (388) Net income 622 Net income attributable to noncontrolling interests (4) Net income attributable to the Company 618 $ Three Months Ended March 31, 2018 (in thousands, unaudited)

Net operating income Reconciliations (3/3) 31 Office Multifamily Hotel Lending Total Cash NOI 102,792 $ 6,758 $ 19,458 $ 2,860 $ 131,868 $ Deferred rent and amortization of intangible assets, liabilities and lease inducements 6,485 346 4 - 6,835 Bad debt expense (510) - - - (510) Straight line rent, below-market ground lease and amortization of intangible assets (1,282) (551) - (66) (1,899) Segment Net Operating Income 107,485 $ 6,553 $ 19,462 $ 2,794 $ 136,294 $ Asset management and other fees to related parties (29,319) Interest expense (22,785) General and administrative (6,621) Transaction costs (1,382) Depreciation and amortization (72,361) Gain on sale of real estate 3,092 Income from continuing operations 6,918 Provision for income taxes (806) Net income from continuing operations 6,112 Discontinued operations Income from operations of assets held for sale 13,140 Gain on disposition of assets held for sale 5,151 Net income from discontinued operations 18,291 Net income 24,403 Net income attributable to noncontrolling interests (11) Net income attributable to the Company 24,392 $ Twelve Months Ended December 31, 2015 (in thousands, unaudited) Office Multifamily Hotel Lending Total Cash NOI 99,448 $ 8,583 $ 15,917 $ 4,522 $ 128,470 $ Deferred rent and amortization of intangible assets, liabilities and lease inducements 6,667 (86) 3 - 6,584 Straight line rent, below-market ground lease and amortization of intangible assets (1,249) (551) - 34 (1,766) Lease termination income 118 - - - 118 Segment Net Operating Income 104,984 $ 7,946 $ 15,920 $ 4,556 $ 133,406 $ Asset management and other fees to related parties (30,327) Interest expense (33,848) General and administrative (4,231) Transaction costs (340) Depreciation and amortization (71,968) Gain on sale of real estate 39,666 Income from continuing operations before provision for income taxes 32,358 Provision for income taxes (1,646) Net income from continuing operations 30,712 Discontinued operations Income from operations of assets held for sale 3,853 Net income from discontinued operations 3,853 Net income 34,565 Net income attributable to noncontrolling interests (18) Net income attributable to the Company 34,547 $ Twelve Months Ended December 31, 2016 (in thousands, unaudited)

IMPORTANT DISCLOSURES 32 Assets Owned and Operated Assets Owned and Operated includes total gross assets at fair value, with real assets presented on the basis described in the Book Value disclosure and operating companies presented at gross assets less debt, as of the Report Date (including the shares of such assets owned by joint venture partners and co-investments), plus binding unfunded commitments. Assets Owned and Operated also includes the assets owned/operated by CIM’s Cole Net-Lease Asset strategy as of December 31, 2017 (formerly Cole Capital), which was under contract to be acquired by a CIM affiliate as of the Report Date and subsequently closed on February 1, 2018. The assets owned/operated by CIM’s Cole Net-Lease Asset strategy as of December 31, 2017 represent approximately $7.7 billion of CIM's reported Assets Owned and Operated of $27.7 billion. Equity Owned and Operated, representing the NAV (as defined below) before incentive fee allocation, plus binding unfunded commitments, is $15.6 billion as of the Report Date. Assets Owned and Operated for CMMT Partners, L.P. (which represents assets under management), a perpetual-life real estate debt fund, is $0.3 billion as of the Report Date, and Equity Owned and Operated for CMMT (which represents equity under management) is $0.3 billion as of the Report Date. Book Value for each investment generally represents the investment’s book value as reflected in the applicable fund’s unaudited financial statements as of December 31, 2017 prepared in accordance with U.S. generally accepted accounting principles on a fair value basis. These book values generally represent the asset’s third-party appraised value as of the December 31, 2017, but in the case of CIM’s Cole Net-Lease Asset strategy, book values generally represent undepreciated cost (as reflected in SEC-filed financial statements). Net Asset Value (NAV) represents the distributable amount based on a “hypothetical liquidation” assuming that on the date of determination that: (i) investments are sold at their Book Values; (ii) debts are paid and other assets are collected; and (iii) appropriate adjustments and/or allocations between equity partners are made in accordance with applicable documents, as determined in accordance with applicable accounting guidance. Net Asset Value As of December 31, 2017, we have established an estimated NAV per share of Common Stock of $23.96. Neither FINRA nor the SEC provides rules on the methodology we must use to determine our estimated NAV per share. The determination of estimated NAV involves a number of subjective assumptions, estimates and judgments that may not be accurate or complete. We believe there is no established practice among public REITs for calculating estimated NAV. Different firms using different property-specific, general real estate, capital markets, economic and other assumptions, estimates and judgments could derive an estimated NAV that is significantly different from our estimated NAV. Thus, other public REITs’ methodologies used to calculate estimated NAV may differ materially from ours. Additionally, the estimated NAV does not give effect to changes in value, investment activities, capital activities, indebtedness levels, and other various activities occurring after December 31, 2017 that would have an impact on our estimated NAV. The estimated NAV per share of $23.96 was calculated relying in part on appraisals of our real estate assets and the assets of our lending segment. The table “Estimated Net Asset Value” on page 6 sets forth the material items included in the calculation of our estimated NAV. We engaged various third party appraisal firms to perform appraisals of our real estate assets and the assets of our lending segment as of December 31, 2017. Except for one office property acquired in December 2017, which was based on the purchase price (including transaction costs that were capitalized and assumption of liabilities) negotiated with the unrelated third-party seller, the fair values of our investments in real estate were based on appraisals obtained as of December 31, 2017. The fair values of the assets of our lending segment were based on an appraisal obtained as of December 31, 2017. The December 31, 2017 appraisals were performed in accordance with standards set forth by the American Institute of Certified Public Accountants. Each of our appraisals were prepared by personnel who are subject to and in compliance with the code of professional ethics and the standards of professional conduct set forth by the certification programs of the professional appraisal organizations of which they are members.